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                                                                 EXHIBIT (a)(10)


(Investors) Patrick Lo                     (Media) Howard Bender
            Senior Vice President and CFO          Vice President/Communications
            SCPIE Holdings Inc.                    SCPIE Holdings Inc.
            310/557-8711                           310/551-5948
            e-mail: plo@scpie-ahi.com              e-mail: hbender@scpie-ahi.com


            Cecilia A. Wilkinson
            Pondel/Wilkinson Group
            310/207-9300
            e-mail: cwilkinson@pondel.com



              SCPIE HOLDINGS ANNOUNCES REGULAR QUARTERLY DIVIDEND


     LOS ANGELES, CALIFORNIA - NOVEMBER 3, 1999 - SCPIE Holdings Inc. (NYSE:SKP)

announced today that its Board of Directors has declared a regular quarterly cash dividend of $.08 per share, payable December 30, 1999, to stockholders of record on December 14, 1999.

     SCPIE Holdings Inc. is one of the nation's leading providers of medical malpractice insurance based on direct premiums written.  SCPIE currently insures more than 14,500 physicians, other providers and oral and maxillofacial surgeons practicing alone or in medical groups, clinics or other health care organizations.  The company also insures a variety of other healthcare facilities, including hospitals, emergency department facilities, outpatient surgery and hemodialysis centers, and clinical and pathology laboratories.

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